APPENDIX B

NUVEEN GEORGIA DIVIDEND ADVANTAGE MUNICIPAL
FUND 2
MUNIFUND TERM PREFERRED SHARES, 2.65% SERIES
2015 # 1

Preliminary Statement and Incorporation By Reference

          This Appendix establishes a Series of MuniFund Term Preferred Shares of Nuveen Georgia Dividend Advantage Municipal Fund 2. Except as set forth below, this Appendix incorporates by reference the terms set forth with respect to all Series of such MuniFund Term Preferred Shares in that Statement Establishing and Fixing the Rights and Preferences of MuniFund Term Preferred
Shares  dated January 26, 2010 (the  MTP Statement ). This
Appendix has been adopted by resolution of the Board of Trustees of Nuveen Georgia Dividend Advantage Municipal Fund 2. Capitalized terms used herein but not defined herein have the respective meanings therefor set forth in the MTP Statement.

         Section 1. Designation as to Series. MuniFund Term
Preferred Shares, 2.65% Series 2015 # 1: A series of 2,834,000 Preferred Shares classified as MuniFund Term Preferred Shares is hereby designated as the MuniFund Term Preferred Shares, 2.65%
Series 2015 # 1 (the Series 2015 # 1 MTP Shares ). Each share of such Series shall have such preferences, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law and those that are expressly set forth in the Declaration and the MTP Statement (except as the MTP Statement may be expressly modified by this Appendix), as are set forth in this Appendix B. The Series 2015 # 1 MTP Shares shall constitute a separate series of Preferred Shares and of the MuniFund Term
Preferred Shares and each Series 2015 # 1 MTP Share shall be identical. The following terms and conditions shall apply solely to the Series 2015 # 1 MTP Shares:

         Section 2. Number of Authorized Shares of Series. The number of authorized shares is 2,834,000.

         Section 3. Date of Original Issue with respect to Series. The Date of Original Issue is July 9, 2012.

         Section 4. Fixed Dividend Rate Applicable to Series. The

Fixed Dividend Rate is 2.65%.

         Section 5. Liquidation Preference Applicable to Series.
The Liquidation Preference is $10.00 per share.

         Section 6. Term Redemption Date Applicable to Series.
The Term Redemption Date is March 1, 2015.

         Section 7. Dividend Payment Dates Applicable to Series. The Dividend Payment Dates are the first Business Day of the month next following each Dividend Period except that any dividend paid with respect to any Dividend Period consisting of the month of December in any year shall be paid on the last Business Day of such December.

         Section 8. Non-Call Period Applicable to Series.
         Not applicable.

         Section 9. Liquidity Account Initial Date Applicable to
Series. The Liquidity Account Initial Date is September 1, 2014.

         Section 10. Exceptions to Certain Definitions Applicable to the Series. The following definitions contained under the heading Definitions in the MTP Statement are hereby amended as follows:
         Not applicable.

         Section 11. Additional Definitions Applicable to the Series. The following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

          Dividend Period means, with respect to Series 2015 # 1 MTP Shares, in the case of the first Dividend Period, the period beginning on the Date of Original Issue for such Series and ending on and including July 31, 2012 and for each subsequent Dividend Period, the period beginning on and including the first calendar day of the month following the month in which the previous Dividend Period ended and ending on and including the last calendar day of such month.

          Optional Redemption Premium means with respect to Series 2015 # 1 MTP Shares an amount equal to 0.00% of the
Liquidation Preference for such Series 2015 # 1 MTP Share.

         Section 12. Amendments to Terms of MuniFund Term
Preferred Shares Applicable to the Series. The following provisions contained under the heading Terms of the MuniFund Term Preferred
Shares  in the MTP Statement are hereby amended as follows:
         Not applicable.

         Section 13. Additional Terms and Provisions Applicable to the Series. The following provisions shall be incorporated into and be deemed part of the MTP Statement:

         Notwithstanding anything in Section 2.2(b) or 2.2(g) of the MTP Statement to the contrary, dividends on the Series 2015 # 1 MTP Shares for the first Dividend Period for such Series shall be paid to Holders of shares of such Series as their names appear on the registration books of the Fund at the close of business on the 15th day of the month following July 9, 2012 or such later date as determined by the Board of Trustees.



         IN WITNESS WHEREOF, Nuveen Georgia Dividend
Advantage Municipal Fund 2 has caused this Appendix to be signed on July 6, 2012 in its name and on its behalf by a duly authorized officer. The Declaration and the MTP Statement are on file with the Secretary of State of the Commonwealth of Massachusetts, and the said officer of the Fund has executed this Appendix as an officer and not individually, and the obligations and rights set forth in this Appendix are not binding upon any such officer, or the trustees of the Fund or shareholders of the Fund, individually, but are binding only upon the assets and property of the Fund.




 NUVEEN GEORGIA DIVIDEND ADVANTAGE MUNICIPAL FUND 2

By:  ___________________________

         Name: Kevin J. McCarthy
         Title: Vice President and Secretary



[Signature Page to the Appendix Establishing and Fixing the Rights and Preferences of MuniFund Term Preferred Shares]



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